PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                      For the three months ended  For the six months ended
                                                               June 30,                   June 30,
                                                        -----------------------   -----------------------
EARNINGS PER SHARE:                                        1999         1998         1999         1998
-----------------------------------------------------   ----------   ----------   ----------   ----------
                                                          (Amounts in thousands, except per share data)

Net income ..........................................   $  73,651    $  57,199    $ 135,493    $ 105,563

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A .........      (1,141)      (1,140)      (2,281)      (2,280)
   9.20% Cumulative Preferred Stock, Series B .......      (1,372)      (1,372)      (2,744)      (2,744)
   Adjustable Rate Preferred Stock, Series C ........        (506)        (506)      (1,012)      (1,012)
   9.50% Cumulative Preferred Stock, Series D .......        (713)        (713)      (1,426)      (1,426)
   10.0% Cumulative Preferred Stock, Series E .......      (1,372)      (1,372)      (2,744)      (2,744)
   9.75% Cumulative Preferred Stock, Series F .......      (1,401)      (1,401)      (2,802)      (2,802)
   8.875% Cumulative Preferred Stock, Series G ......      (3,828)      (3,828)      (7,656)      (7,656)
   8.45% Cumulative Preferred Stock, Series H .......      (3,565)      (3,565)      (7,130)      (7,130)
   8.625% Cumulative Preferred Stock, Series I ......      (2,156)      (2,156)      (4,312)      (4,312)
   8.00% Cumulative Preferred Stock, Series J .......      (3,000)      (3,000)      (6,000)      (6,000)
   8.25% Cumulative Preferred Stock, Series K .......      (2,372)           -       (4,296)           -
   8.25% Cumulative Preferred Stock, Series L .......      (2,398)           -       (2,951)           -
   8.25% Convertible Preferred Stock ................           -       (1,076)           -       (2,163)
   Convertible Preferred Stock, Series CC ...........           -            -            -            -
                                                        ----------   ----------   ----------   ----------
       Total preferred dividends ....................     (23,824)     (20,129)     (45,354)     (40,269)
                                                        ----------   ----------   ----------   ----------

Net income allocable to common shareholders .........   $  49,827    $  37,070    $  90,139    $  65,294
                                                        ==========   ==========   ==========   ==========
Weighted average common shares outstanding:

   Basic - weighted average common shares outstanding
                                                          128,904      113,970      123,793      111,731
   Net effect of dilutive stock options - based on
     treasury stock method using average market price         346          460          340          515
                                                        ----------   ----------   ----------   ----------
   Diluted weighted average common shares outstanding
                                                          129,250      114,430      124,133      112,246
                                                        ==========   ==========   ==========   ==========

Basic earnings per common share .....................   $    0.39    $    0.33    $    0.73    $    0.58
                                                        ==========   ==========   ==========   ==========
Diluted earnings per common share ...................   $    0.39    $    0.32    $    0.73    $    0.58
                                                        ==========   ==========   ==========   ==========

                                   Exhibit 11

                                                                        For the three months ended   For the six months ended
                                                                                June 30,                  June 30,
                                                                        --------------------------  --------------------------
DILUTED EARNINGS PER SHARE, ASSUMING CONVERSION OF
   ANTI-DILUTIVE SECURITIES:                                                1999          1998         1999           1998
-------------------------------------------------------------------     -----------    -----------  -----------    -----------
                                                                              (Amounts in thousand, except per share data)

Net income allocable to common shareholders per
   calculation above ..............................................      $   49,827    $   37,070    $   90,139    $   65,294

Add back applicable dividends paid to holders
   of Convertible Preferred Stocks:
   * 8.25% Convertible Preferred Stock ............................              -          1,076             -         2,163
                                                                        -----------    -----------  -----------    -----------

Net income allocable to common shareholders for purposes
   of determining Diluted Earnings per Share, assuming
   conversion of anti-dilutive securities .........................      $   49,827    $   38,146    $   90,139    $   67,457
                                                                        ===========    ===========  ===========    ===========


Diluted weighted average common shares outstanding ................         129,250       114,430       124,133       112,246

Pro  forma  weighted  average common shares  assuming
   conversion of Convertible Preferred Stock:
   * 8.25% Convertible Preferred Stock ............................               -         3,530             -         3,555
                                                                        -----------    -----------  -----------    -----------

Weighted average common shares for purposes of
   computation of Diluted Earnings per Share, assuming
   conversion of anti-dilutive securities .........................         129,250       117,960       124,133       115,801
                                                                        ===========    ===========  ===========    ===========
Diluted Earnings per Common Share, assuming conversion
   of anti-dilutive securities (1) ................................      $     0.39    $     0.32    $     0.73    $     0.58
                                                                        ===========    ===========  ===========    ===========

(1) Such amounts are anti-dilutive and are not presented in the Company's consolidated financial statements

     In addition, the Company has 7,000,000 shares of Class B Common Stock which are convertible into shares of the Company's Common Stock subject to the attainment of certain earnings milestone by the Company. As these earnings milestones have not been met, the conversion has not been assumed.

                                   Exhibit 11